Exhibit 10.3

PARTICIPATION AGREEMENT

GeoTerre, LLC (“G”), Ecoark Holdings, Inc. (“E”), BlackBrush Oil & Gas, L.P. (“BBOG”), and White River SPV 3 LLC (“WR”) (collectively the “Parties”, and each individually a “Party”) enter into this Participation Agreement effective at noon central time on October 9, 2020. The Participation Agreement (the “PA”) replaces and supersedes the Letter of Intent between all of the Parties except WR dated August 25, 2020 (“the LOI”).

WHEREAS, on or before September 4, 2020, E purchased from G the “New Deshotels Lease #1” (attached as part of Exhibit B), for approximately $1.5 million, a portion of which is located within the AUS RA SU DD unit (attached as part of Exhibit E).

A. Initial Provisions

1. Escrow and other issues. E/WR and G have entered into an “Escrow Agreement” (being the letter agreement dated September 4, 2020 attached as Exhibit D which binds the parties thereto and to which the Parties hereto agree to be bound) setting up the “Escrow Account” (being “the Account” described and defined in the September 4, 2020 letter agreement). The Escrow Agreement provides for the conditions for, and shall govern and control, the release of funds from the Escrow Account. On or before 5:00 p.m. central time on December 1, 2020, E/WR shall fund the Escrow Account with the “Estimated Initial Well Costs” defined below in Section B(3).

On or before 5:00 p.m. on October 9, 2020, E will purchase from G the “New Deshotels Lease #2” (attached as part of Exhibit B), for an amount not to exceed $700,000. The New Deshotels Lease #1 and New Deshotels Lease #2 have been assigned to WR.

E, WR, and G shall be solely responsible and liable for the payment of any “Liquidated Damages” required under the New Deshotels Lease #1 or New Deshotels Lease #2 (as defined in those leases). BBOG shall not be responsible or liable for any such Liquidated Damages under the New Deshotels Lease #1 or New Deshotels Lease #2. This obligation shall survive termination of this PA.

E, WR, AND G SHALL DEFEND AND INDEMNIFY BBOG FROM AND AGAINST ANY CLAIMS FOR ANY SUCH LIQUIDATED DAMAGES ARISING UNDER THE NEW DESHOTELS LEASE #1 OR NEW DESHOTELS LEASE #2. THIS INDEMNITY OBLIGATION SHALL SURVIVE TERMINATION OF THIS PA.

E, WR, and G shall be solely responsible and liable for paying any lease bonuses payable pursuant to the New Deshotels Lease #1 and New Deshotels Lease #2 that are due and payable during calendar year 2020; any such lease bonuses shall be split between E, WR and G as agreed to by them. BBOG shall not be responsible or liable for paying any such bonuses that are due in 2020.

2. Certain Conditions. The LOI and the transactions contemplated thereby were or are subject to certain conditions:

a.	Documentation. E, WR, and G have negotiated and executed the Escrow Agreement and other appropriate documentation;

b.	Approvals. Approval by the respective boards of E and BBOG and by BBOG’s general partner have been obtained;

c.	Escrow. E/WR will timely deposit the Estimated Initial Wells Costs into the Escrow Account on or before December 1, 2020 (this is now an obligation of E/WR); and

d.	BBOG successfully obtained a release of all liens, mortgages, and deeds of trusts, if any, covering any interest that this PA would or could require BBOG to assign to E, WR, or G.

B. Additional Provisions

1. Term and Termination. The period after the Parties have executed this PA before its termination as set forth below is the “Term” of this PA. This PA shall terminate unless otherwise agreed by the Parties upon occurrence of any of the following:

a.	Mutual consent of the Parties;

b.	E/WR not funding the Escrow Account in full in accordance with Paragraph A(2)(c) above;

c.	Termination of the Joint Operating Agreement dated September 4, 2020 entered into by G, WR, and BBOG (“the JOA”) for any reason; or

d.	E/WR not commencing actual drilling of the Initial Well on or before January 30, 2021, unless delayed by governmental or other regulatory agency, or applicable law, rule or regulation,, or failing to diligently prosecute drilling of the first 2,500 feet of the lateral length in such well.

In the event of a conflict between the JOA and this PA, the terms of the JOA shall govern; provided, however, that the Parties affirm that Paragraphs B (3-5) of the August 25, 2020 LOI and of this PA are incorporated into the JOA.

Upon termination of this PA, except as set forth in this PA or in the JOA, neither Party shall thereafter have any further rights or claims against, or obligations to, the other Parties under or by virtue of this PA. Nevertheless, upon termination of this PA, E/WR, G, and BBOG shall maintain all of their then existing ownership rights in the New Deshotels Lease #1 or New Deshotels Lease #2 leases.

2. Lumina Agreement. BBOG may continue to pursue and participate in a prospective transaction(s) under “the Lumina Agreement” which was disclosed to G at the meeting with BBOG in San Antonio on July 15, 2020. As to the three “Producing Units” listed below (as more particularly described and depicted on Exhibits A and/or B; the “Producing Units”, subject to certain conditions, Lumina Geophysical and Star of Texas will have the right until December 31, 2022 to drill and complete prospects that are stratigraphically above the Austin Chalk formation under the Lumina Agreement once finalized. G/E/WR shall have no interest in any wells drilled pursuant to the Lumina Agreement on the Producing Units. E/G/WR shall not be entitled to any interest in any well drilled under the Lumina Agreement.

E/G/WR under this agreement will be allowed to have access to the updated processing data over the Producing Units and south of the Producing Units, plus a half mile halo around those lands if such halo exists, at no cost other than normal charges to provide the digital data, when the processing is completed. E/G/WR will not have any rights to transfer this new updated processed data to any other third parties. The Producing Units are the AUS RA SU AA, AUS RA SU CC, and AUS RA SU GG more particularly described and depicted on Exhibits A and/or B. BBOG shall have the obligation to respond to reasonable questions from E/G/WR related to the aforementioned seismic data.

3. E/WR will fund 100% of the cost associated with the drilling and completion of an “Initial Well” (the “Initial Well Costs”) on the prospect from an existing well pad. AFE costs are estimated to be $4.7 million “the Estimated Initial Well Costs”.

A balance equal to but not to exceed $4.7 million (less Estimated Initial Well Costs funded by E/WR before December 1, 2020) will be due and payable by E/WR into the Escrow Account on or before December 1, 2020.

E or WR will drill the Initial Well to a bottom hole location in the unit designated AUS RA SU DD to be named the Deshotels 24-H #1. After E/WR:

(a)	so funds the drilling and completion costs of such Initial Well (by timely depositing same in the Escrow Account subject to release of funds only upon the terms of the Escrow Agreement and by paying the remaining Initial Well costs if any);

(b)	drills such Initial Well to total depth, and drills a minimum of 2,500 feet of the lateral length in such Initial Well (out of an estimated 4,500 feet total lateral length); and

(c)	comply with their obligations under Sections 4 and 5 of this PA,

BBOG will assign to G/E/WR an assignment of leases covering 90% of the leasehold working interest in the leases in the AUS RA SU DD unit and a 50% of the working interest in the leases in BBOG’s AUS RA SU AA Unit both as depicted and described in Exhibits A and/or B.

The assignment of leases in BBOG’s AUS RA SU AA Unit shall be limited to depths below the top of the Austin Chalk formation. In the assignment, BBOG shall also retain and reserve: (a) all interests in all depths above the top of the Austin Chalk formation in the leases in BBOG’s AUS RA SU AA Unit; (b) a 50% working interest and 50% of its net revenue interest in the producing well(s) on the AUS RA SU AA unit and in that unit insofar as it covers that well(s) and in the leases in that unit; (c) 50% of all rights in all acreage, all depths below the top of the Austin Chalk, all infrastructure, and all facilities located on that unit necessary or desirable to operate, conduct operations on, and produce that well(s) and the unit; and (d) a carried 10% working interest (and a 7.5% net revenue interest) in the leases currently owned by BBOG in or to be included in the AUS RA SU DD Unit (G/E/WR shall bear the costs of such carried interest). Any replacement, renewal, extension, top, or other lease, any lease maintained or obtained by exercising an option, any other lease taken or maintained, and any ratification or amendment, covering any lands or interests which BBOG currently has leased (including but not limited to those described or depicted on Exhibits A and/or B) shall not be a New Lease but shall instead be a “Replacement Lease.”

4. G has negotiated a new lease with Danny Deshotels that includes acreage outside of the current BBOG leasehold. Approximately 200 acres of this new lease is or will be included in AUS RA SU DD with the remainder outside this unit. G will assign this new lease to E/WR. E/WR will assign to BBOG a 10% carried working interest (and a 7.5% net revenue interest) in the approximate 200 acres of this lease that is to be included in the AUS RA SU DD unit shown on Exhibit A. As to the remaining portion of the new lease, BBOG has the right but not the obligation to purchase from E/WR, at cost, a 10% interest in the remaining acreage that falls outside of the AUS RA SU DD Unit. As additional consideration of this new lease, all BBOG leases described or depicted in Exhibits A and/or B not currently held by production shall be extended by G/E/WR 60 days beyond the completion date of the Initial Well. “Completion Date” is defined as the first date of production through the BBOG/G/E production facilities for the Initial Well. Should the Initial Well be completed and producing, G/E/WR agree to maintain the current leasehold position of BBOG in the AMI set forth in the JOA as affirmed herein that is not part of an existing producing unit (as depicted and described on Exhibits A and/or B) either by timely exercising and paying for any options available when due (any lease so acquired shall be a Replacement Lease), or, when no option rights exist or the Parties mutually agree not to exercise an option, acquiring Replacement Leases. G/E/WR shall pay 100% of the cost to exercise such options or to acquire any such Replacement Leases, and BBOG shall not be required to pay any part of such cost. G will have the exclusive right to purchase any New Lease within the AMI. BBOG shall have the right but not the obligation to purchase a 10% working interest in any New Lease taken by G in the AMI. BBOG shall have 30 days beyond the Completion Date of the initial well drilled and completed as a producer on any such New Lease to determine whether to exercise such option on any such New Lease and to pay for it.

5. The Parties except E have entered into the JOA. The Parties affirm that the JOA includes an area of mutual interest covering the lands depicted on Exhibit B (“the AMI”). To the extent necessary, the Parties hereby amend the JOA to include the AMI that includes the terms of this PA. The JOA provides that G/WR shall drill and complete at least one (1) horizontal Austin Chalk well with a minimum of 2500’ of lateral each calendar year commencing with the year 2020, and that is also an obligation of E. The required 2020 well is the Initial Well. The JOA provides that WR is obligated to complete drilling of the lateral in the Initial Well (estimated to be 4,500 feet) and to complete the well as a producer or a dry hole, and that is also an obligation of E. On these and other wells drilled and completed as a producer after the Initial Well is so drilled and completed, that are drilled from a surface location on one of BBOG’s existing Producing Units, in the assignment to E/WR/G, which as to the Producing Units shall be limited to depths below the top of the Austin Chalk, BBOG will reserve 50% of its working interest (and the corresponding net revenue interest) in the existing wells and leases and 50% of all rights in all acreage, all depths below the top of the Austin Chalk formation, all infrastructure, and all facilities located on that unit necessary or desirable to operate, conduct operations on, and produce that well(s) and the unit leases attributed to and in the Producing Unit on which the surface location of such new well is located. BBOG will also reserve a 10% carried working interest (and a 7.5% net revenue interest) in the new drilling unit, leases, and interests being assigned to the well and proposed producing unit. E/WR/ and G shall pay all costs attributable to BBOG’s interest in proportion to their ownership in such wells. The BBOG carried 10% working interest shall apply to all wells and new drilling units drilled utilizing the existing Producing Units for surface locations that extend laterals into units AUS RA SU DD, AUS RA SU EE, and AUS RA SU FF and which contain a portion or all of a BBOG lease. The carried 10% working interest to be proportionately reduced based on the percentage of BBOG lease attributed to the unit. E/WR/G shall pay all costs attributable to that interest in proportion to their ownership in such wells. In depths below the top of the Austin Chalk formation, BBOG will assign to E/WR/G 50% of BBOG’s remaining working interest in the appropriate new drilling unit once the earning well is completed as defined. Once the earning well on a new drilling unit is completed as defined, ownership before Payout in that new well and its new drilling unit shall be as follows: WR will own 90% of the working interest and a 67.5% net revenue interest; BBOG will own a 10% carried working interest and a 7.5% net revenue interest.

“Payout” is defined as: Separately as to each earning well, the point at which all costs associated with the drilling and completing of the “Initial Well” (as to the earning well for the AUS RA SU DD unit being the Deshotels 24-H-#1) or the initial well (as to subsequent earning wells) is received by E/WR from its share and G’s share of net revenue (being a 67.5% net revenue interest) of Oil and Gas sales (BBOG being entitled to its 7.5% net revenue interest from first sales). After Payout, in an earning well, ownership in such earning well and its drilling unit shall be as follows:

WR will own 70% of the working interest and 52.5% net revenue interest;

G will own 20% of the working interest and 15% net revenue interest.

BBOG will own 10% of the working interest and 7.5% net revenue interest.

6. Confidentiality. The Parties agree that, except as set forth below, the provisions of this PA shall be kept confidential. Except as set forth below, each Party agrees that no information pertaining to the PA or the transactions covered by it will be disclosed to a third person or entity without the consent of the other Parties. E intends to issue a press release to be approved by all parties herein, for public distribution in the form and content as shown in Exhibit C herein as required by E’s corporate policy. This release will be “general” in nature and not disclose any confidential information addressed herein. Information pertaining to the PA or the transactions covered by it may be disclosed by a Party to its affiliates and to its and their employees, officers, partners, representatives, consultants, and advisors (collectively, “a Party’s Representatives”) provided, however, that involvement of such Party’s Representatives will be kept at the minimal level which is reasonably necessary to accomplish the objectives of this PA. A Party disclosing to its Representatives information pertaining to this PA or the transactions covered by it will inform such Representatives of the confidential nature of the PA and the transactions covered by it and will instruct such Representatives to abide by the terms of this Section B(6). A Party shall be responsible and liable for any use or disclosure of information pertaining to the PA or the transactions covered by it by such Party’s Representatives in violation of this PA. In the event that a Party (or any of such Party’s Representatives) is requested or becomes legally compelled by external legal demand (such as, without limitation, interrogatories, governmental request for information or documents, subpoena, summons, criminal or civil investigative demand, or similar process, but specifically excluding any requirement resulting from any elective act or conduct of the Receiving Party) to disclose any information pertaining to the PA or the transactions covered by it, such Party, unless prohibited by law, will provide the other Parties with prompt written notice so that the other Parties may seek (at their sole, respective, expense, but with such Party’s reasonable cooperation if so requested by the other Parties) a protective order or other appropriate remedy should any of the other Parties choose to do so. In the event that such protective order or other remedy is not obtained, or that the other Parties waive compliance with this Section B.6, such Party will furnish only such information pertaining to the PA or the transactions covered by it which is legally required to be disclosed, and will exercise reasonable efforts to obtain reasonable assurances that the same will be accorded confidential treatment. The foregoing obligations of confidentiality shall survive for 1 year following termination of this PA.

7. Costs. Each Party will pay its own costs, including legal fees, in connection with this PA or the transactions covered by it.

8. LOI. The terms and provisions of the JOA and this PA shall supersede the terms and provisions included in the LOI. In the event of a conflict, the provisions of this PA and the LOI, the provisions of this PA will control.

9. Other Provisions. This PA shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to any conflict of laws rule or principle that would apply the laws of another jurisdiction. The Parties hereby irrevocably agree that all actions or proceedings in any way related to this PA or the transactions covered by it shall be brought exclusively in the state or federal courts located in Bexar County, Texas, and each Party waives any defense of forum non conveniens and agrees to be bound by any judgment rendered by such courts in connection with this PA, subject to any applicable right of appeal. In construing this PA, no consideration shall be given to the fact or presumption that one Party had a greater or less hand in its drafting. Should a Party breach any provision of this PA and should the non-breaching Party employ an attorney to enforce such provision and/or collect damages for such breach, then the breaching Party agrees to pay the non-breaching Party such reasonable and necessary attorneys’ fees, expenses, and costs of litigation as the non-breaching Party incurred with respect thereto.

10. Assignment/Counterparts. Neither Party may assign its rights hereunder, except to an affiliate, parent, or subsidiary, without the prior written consent of the other Parties. This PA may be executed in any number of counterparts, which, taken together, shall constitute one and the same instrument. The Parties agree that electronic representations of a Party’s original signature (including, without limitation, facsimile, scanned, or pdf representations of a signature) shall be sufficient for all purposes, and that such signatures, and this PA, may be transmitted or circulated to the Parties electronically or in electronic form by any reasonable means including, without limitation, fax or email. The Parties agree that such execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each Party may use such signatures as evidence of the execution and delivery of this PA by the Parties to the same extent that an original signature could be used.

The Parties hereof have caused this PA to be executed and delivered by their duly authorized officers as of the date indicated below.

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BlackBrush Oil & Gas, L.P.		Ecoark Holdings, Inc.

By:	/s/ Mark A. Norville	By:	/s/ Randy May
	Mark A. Norville		Randy May

Title:	President	Title:	CEO

Date:	10/9/20	Date:	10/9/20

GeoTerre, LLC		White River SPV 3 LLC

By:	/s/ Craig J. Sceroler	By:	/s/ Jay Puchir
	Craig J. Sceroler		Jay Puchir

Title:	Member Manager	Title:	Manager

Date:	10/9/20	Date:	10/9/20

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